UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 19, 2019 (November 15, 2019)

(Date of earliest event reported)

ITEM 9 LABS CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-54730	96-0665018
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2727 North 3rd Street, Suite 201 Phoenix, Arizona 85004

(Address of principal executive offices and zip code)

1-833-867-6337

(Registrant’s telephone number, including area code)

1709 East Bethany Home Road, Phoenix, AZ 85016

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers;

Sara Gullickson – Resignation

On November 15, 2019, Ms. Sara Gullickson voluntarily resigned as Chief Executive Officer and member of the Board of Directors of Item 9 Labs Corp. (the “Company”). The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Ms. Gullickson and the Company have mutually agreed to amend the terms of the employment agreement and non-competition agreement between Ms. Gullickson and the Company dated November 26, 2018 pursuant to which (i) the non-competition period shall be reduced from three (3) years to four (4) months; (ii) Ms. Gullickson shall receive her full salary and health benefits for four (4) months from the resignation date (a significantly reduced period of time); and (iii) Ms. Gullickson shall cancel and return to treasury an aggregate amount 2,300,000 restricted shares of Company Common Stock which were acquired by Gullickson pursuant to that certain Asset Purchase Agreement dated November 26, 2018 by and between by and between Arizona DP Consulting LLC, an Arizona limited liability company, as seller, and Gullickson as the sole member of the seller on the one hand, and the Company and AZ DP Holdings, LLC, a Nevada limited liability company as buyer, on the other hand.

In exchange for the aforementioned terms, the Company and Gullickson agreed to a release of claims against each other, among other things. The agreement contains customary representations and warranties customary for agreements of this type.

Andrew Bowden – Appointment

On November 18th, 2019, the Board appointed Mr. Andrew Bowden, age 31, as the Company’s Chief Executive Officer. Mr. Bowden is a current member of the Company’s Board of Directors.

The biography for Mr. Bowden is set forth below:

Andrew Bowden brings extensive experience with multitier investment strategies in real estate, software, and sustainable investments. As CEO and co-founder of Bowden Investment Group for the previous seven years, Mr. Bowden brings his business experience and leadership to the forefront of Item 9 Labs. Mr. Bowden is also skilled and experienced with fundraising and partnering efforts which will extend our current portfolios with the right strategic partnerships.

Family Relationships

Mr. Bowden is not related to any Officer or Director of the Company.

Related Party Transactions

Mr. Bowden is co-founder and CEO of Viridis, dba Bowden Investment Group, a strategic partner of the Company. On September 13, 2018, the Company entered into a Loan and Revenue Participation Agreement and Promissory Note with Viridis. A full discussion of all related party transactions can be found in the Form 10 filed with the SEC on June 27, 2019, incorporated by reference herein.

Jeffrey Rassas – Resignation

On November 18th, 2019, Mr. Jeffrey Rassas voluntarily resigned as Chairman of the Board of Directors of the Company, effective immediately. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Rassas will continue to serve as a member of the Company’s Board of Directors and Chief Strategy Officer.

The Board approved and accepted Mr. Rassas’ resignation as Chairman of the Board on November 18th, 2019.

Ronald L. Miller, Jr. – Appointment

On November 18th, 2019, the Board appointed Mr. Ronald L. Miller, age 55, as the Company’s Chairman of the Board of Directors. Mr. Miller is a current member of the Board of Directors.

The biography for Mr. Miller is forth below:

Mr. Miller has served as Executive Vice President, Chief Financial Officer, and Secretary of THAT’S EATERTAINMENT CORP., or TEC, since December 2015. Mr. Miller has been a principal of a predecessor and current subsidiary of TEC since February 2014 and has served as its Chief Financial Officer since April 2015. Mr. Miller also has served as a director and Chairman of the Audit Committee of Quest Resource Holding Corporation since October 2012. Quest is publicly traded on Nasdaq under the ticker symbol QRHC. Mr. Miller served as a director of one of Quest’s predecessors, Earth911, from July 2010 to October 2012. Mr. Miller served as Chief Executive Officer of Southwest Capital Partners , LLC, an investment banking firm, from September 2009 to March 2015. He served as a Managing Director of CKS Securities LLC, an investment banking firm, from February 2010 to December 2011. Mr. Miller served as Vice Chairman of Miller Capital Markets, LLC, a Scottsdale, Arizona headquartered boutique investment banking firm from May 2009 to August 2009. He served as Chief Executive Officer of Alare Capital Partners, LLC, a Scottsdale-based investment banking and strategic advisory firm, from September 2005 to May 2009. From 2001 to 2005, Mr. Miller served as a Managing Director of The Seidler Companies Incorporated, an investment banking firm and member of the NYSE. Mr. Miller served from 1998 to 2001 as a Senior Vice President and was instrumental in the opening of the Phoenix, Arizona office of Wells Fargo Van Kasper. From 1994 to 1998, Mr. Miller served as Senior Vice President of Imperial Capital, and from 1993 to 1994, was associated with the Corporate Finance Department of Ernst & Young. Mr. Miller began his career in the M&A department of PaineWebber, Inc.

Family Relationships

Mr. Miller is not related to any Officer or Director of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITEM 9 LABS CORP.

Dated: November 19, 2019	By:	/s/ Robert Mikkelsen
Robert Mikkelsen
Chief Financial Officer